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                                                                     Exhibit 5.1


                           JONES, DAY, REAVIS & POGUE

                        North Point o 901 Lakeside Avenue

                           Cleveland, Ohio 44114-1190

              TELEPHONE: (216) 586-3939 o FACSIMILE: (216) 579-0212



                                  June 21, 2002



Cole National Group, Inc.
5915 Landerbrook Drive
Mayfield Heights, OH  44124

                  Re:  $150,000,000 8 7/8% Senior Subordinated Notes Due 2012

Ladies and Gentlemen:

         We are acting as counsel to Cole National Group, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance and exchange (the "Exchange Offer") of up to $150,000,000 aggregate principal amount of the Company's 8 7/8% Senior Subordinated Notes due 2012, registered under the Securities Act of 1933 (the "Exchange Notes") for an equal principal amount of the Company's outstanding 8 7/8% Senior Subordinated Notes due 2012 (the "Private Notes") to be issued pursuant to an Indenture, dated as of May 22, 2002 (the "Indenture"), between the Company and Wells Fargo Bank Minnesota, N.A., as Trustee.

         In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that when the Registration Statement on Form S-4 relating to the Exchange Offer has become effective under the Securities Act of 1933 and the Exchange Notes are executed by the Company, authenticated by the Trustee in accordance with the Indenture and delivered in accordance with the terms of the Exchange Offer in exchange for the Private Notes, the Exchange Notes will be validly issued by the Company and will constitute valid and binding obligations of the Company.

         Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of New York and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

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         We hereby consent to the filing of this opinion as Exhibit 5.1 to the
Registration Statement and the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                Very truly yours,

                                /s/ Jones, Day, Reavis & Pogue